Exhibit 10.1

[JPMorgan Chase Bank Letterhead]

March 21, 2007

Our L/C No.: XXXX-XXXXXX

Issue Date:	March 21, 2007
Expiry Date:	June 19, 2007

Merrill Lynch Capital, a division of Merrill Lynch
Business Financial Services Inc., as Administrative Agent,
its successors and assigns (“Beneficiary”)
222 North LaSalle Street, 15th Floor
Chicago, Illinois  60601

Ladies and Gentlemen:

We hereby establish our Irrevocable Transferable Letter of Credit in Beneficiary’s favor for the account of Clayton Williams Energy, Inc. for the account of Larclay, L.P. (“Applicant”), 6 Desta Drive, Suite 6500, Midland, Texas 79705, in the aggregate amount of USD $5,000,000.00, effective immediately and expiring at our office with the close of business on the Expiry Date.

This Credit cannot be modified or revoked without Beneficiary’s consent.

Funds under this Credit are available to Beneficiary against presentation to us, by tested telex or authenticated SWIFT, in person, by mail, by messenger delivery or by facsimile transmission, to our offices at 300 South Riverside Plaza, Mail Code IL1-0236, Chicago, IL 60606-0236, Attn:

Standby Letter of Credit Dept., of Beneficiary’s sight draft marked “Drawn Under JPMorgan Chase Bank, N.A., Letter of Credit No. XXX-XXXXXX Dated ___________” and Beneficiary’s signed and dated statement reading as follows:  “We hereby certify that the amount of the drawing represents indebtedness owed or other right to draw on as has occurred under that certain Term Loan and Security Agreement dated April 21, 2006 (the “Loan Agreement”) among Larclay, LP, as Borrower, the Lenders from time to time party to the Loan Agreement, and Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc., as Administrative Agent for Lenders”.

Drawings presented by telefacsimile (“fax”) to fax number 312-954-0203, or alternately to fax number 312-954-2457 are acceptable, under telephone pre-advice to 312-954-1910, or alternately to 1-800-634-1969, Option 1; provided that such fax presentation is received on or before the expiry date on this instrument in accordance with the terms and conditions of this Letter of Credit.

Except as stated herein, our undertaking is not subject to any requirement or qualification. Our obligation under this Credit is our individual obligation and in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect any lien or security interest.

Partial and multiple drawings are permitted. The amount available from time to time under this irrevocable Credit shall be the original amount set forth above, less the sum of any drawings honored by us hereunder. All banking charges are the responsibility of the Applicant.

This irrevocable Credit is transferable to any assigns or successors in title to Beneficiary’s interests as Administrative Agent, and any such successor or assign shall be deemed the Beneficiary hereunder, and shall be entitled to draw against the Credit in accordance with the terms hereof. Each letter of credit issued upon any such transfer may be successively transferred to any successor Administrative Agent. This Letter of Credit is transferable in whole but not in part, and except as expressly stated herein, is transferable in accordance with the ICC

Publication No. 500. Any transfer request must be presented to us with the attached form together with the original Letter of Credit. Transfers to designated foreign nationals and /or specially designated nationals are not permitted as being contrary to the U.S. Treasury Department or Foreign Assets Control Regulations.

We hereby engage with Beneficiary that drawings in compliance with the terms and conditions of this Credit shall be honored by us and payment shall be effected in accordance with Beneficiary’s instructions within three business day after the date of Beneficiary’s telex/SWIFT or other demand as contemplated herein if presented at our office at 300 South Riverside Plaza, Mail Code IL1-0236, Standby Letter of Credit Unit, Chicago, IL 60606-0236 on or before the expiration date of this Letter of Credit.

This Letter of Credit is subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 (the “Uniform Customs”), except that Article 13(b) shall not be included in this reference to the Uniform Customs. Notwithstanding Article 17 of the Uniform Customs, if this Credit expires during an interruption of business as described in Article 17, we hereby specifically agree to extend the validity of the Credit and thereby undertake to honor drawings and effect payment thereof for thirty (30) days after the date of resumption of business. and in the event of any conflict, the laws of the State of Illinois will control, without regard to principles of conflict of laws.

Please address all correspondence regarding this Letter of Credit to the attention of the Standby Letter of Credit Unit, 300 S. Riverside Plaza, Mail Code IL1-0236, Chicago, IL 60606-0236, including the Letter of Credit number mentioned above. For telephone assistance, please contact the Standby Client Service Unit at 1-800-634-1969, select Option 1, and have this Letter of Credit number available.

Very truly yours,

JPMorgan Chase Bank, N.A.

Authorized Signature

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